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Exhibit 5.1

October 29, 2003

Securities and Exchange Commission
Attention: Division of Corporation Finance
450 Fifth Street N.W.
Washington, D.C. 20549

Re:    2000 Stock Incentive Plan and 1995 Director Stock Option Plan

Ladies and Gentlemen:

        I am the Assistant General Counsel of Nash Finch Company, a Delaware corporation (the "Company"). In that capacity, I represent the Company in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8. The Registration Statement relates to the registration of 677,098 shares of the Company's common stock and common stock purchase rights attached thereto (collectively, the "Shares"), 627,098 of such Shares to be issued under its 2000 Stock Incentive Plan (the "2000 Plan"), and 50,000 of such Shares to be issued under its 1995 Director Stock Option Plan (the "1995 Plan").

        In acting as counsel for the Company and arriving at the opinions expressed below, I have examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents tendered to me as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to me as certified or photostatic copies.

        I have also assumed that each award agreement setting forth the terms of each grant of options or stock under the 1995 Plan and the 2000 Plan is consistent with the terms and provisions of the 1995 Plan and the 2000 Plan, where applicable, and has been duly authorized and validly executed and delivered by the parties thereto and, in the case of Shares issued out of authorized but unissued shares, that the consideration received by the Company for the Shares delivered pursuant to the 1995 Plan and the 2000 Plan, where applicable, will be in an amount at least equal to the par value of such Shares.

        Based on the foregoing, it is my opinion that:

  1.
  The Company has the corporate authority to issue 627,098 Shares pursuant to the terms of the 2000 Plan and 50,000 Shares pursuant to the terms of the 1995 Plan.

  2.
  The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the respective terms of the 1995 Plan and the 2000 Plan, will be validly issued and, subject to any restrictions imposed by the 1995 Plan and the 2000 Plan, where applicable, fully paid and non-assessable.

        I express no opinion with respect to laws other than those of the State of Delaware and the federal laws of the United States of America, and assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

/s/ JOHN A. HAVEMAN John A. Haveman

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  Exhibit 5.1